    As filed with the Securities and Exchange Commission on May 2, 2001

                                                 Registration No. 333-59740
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                       Pre-Effective Amendment No. 1

                                    to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                              DANAHER CORPORATION
             (Exact name of registrant as specified in its charter)
              Delaware                               59-1995548
  (State or other jurisdiction of         (I.R.S. Employer Identification
   incorporation or organization)                       No.)
                       1250 24th Street, N.W., Suite 800
                             Washington, D.C. 20037
                                 (202) 828-0850
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                              Patrick W. Allender
        Executive Vice President, Chief Financial Officer and Secretary
                             1250 24th Street, N.W.
                              Washington, DC 20037
                                 (202) 828-0850
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                                --------------
                                   Copies to:
   Meredith B. Cross         Michael J. Silver       Rohan S. Weerasinghe
   Wilmer, Cutler &         Amy Bowerman Freed        Shearman & Sterling
       Pickering          Hogan & Hartson L.L.P.     599 Lexington Avenue
   2445 Street, N.W.         111 South Calvert        New York, NY 10022-
Washington, D.C. 20037            Street                     6069
    (202) 663-6000          Baltimore, Maryland         (212) 848-4000
                                   21202
                              (410) 659-2700
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of each class of                                   Proposed maximum           Proposed maximum            Amount of
ecuritiessto be registered   Amount to be registered offering price per unit(1) aggregate offering price(1) registration fee(2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value................              5,750,000                  $55.37                  $318,377,500             $79,594.38
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) We estimated this amount only to calculate the registration fee. We based this amount on the average of the high and low sale prices of our common stock on April 25, 2001, as reported on the New York Stock Exchange of $55.37 per share.

(2) Previously paid in connection with the filing of this Registration Statement on April 27, 2001.
                                --------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                 Preliminary Prospectus dated May 2, 2001

P R O S P E C T U S

                                5,000,000 Shares

                         [LOGO OF DANAHER CORPORATION]
                                  Common Stock
                                  -----------

    Two of our stockholders are selling up to 5,000,000 shares of our common stock.

    The shares trade on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "DHR." On May 1, 2001, the last sale price of the shares as reported on the New York Stock Exchange was $55.44 per share.
                                  -----------

                                                               Per Share Total
                                                               --------- -----
     Public offering price....................................     $       $

     Underwriting discount....................................     $       $

     Proceeds, before expenses, to the selling stockholders...    $        $

    The underwriters may also purchase up to an additional 750,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about May , 2001.

                                  -----------

Merrill Lynch & Co.
                                                           Lehman Brothers
Bear, Stearns & Co. Inc.

                    JPMorgan
                                                       Salomon Smith Barney

                                  -----------

                  The date of this prospectus is      , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Information................................................   2
Where You Can Find More Information........................................   3
Danaher Corporation........................................................   4
Selected Consolidated Financial Data of Danaher............................   6
Price Range of Common Stock and Dividends..................................   7
Use of Proceeds............................................................   8
Selling Stockholders.......................................................   8
Underwriting...............................................................   9
Legal Matters..............................................................  11
Experts....................................................................  11

                          FORWARD LOOKING INFORMATION

      Certain information included or incorporated by reference in this document may be deemed to be "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Those statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including but not limited to continuation of our longstanding relationship with major customers, our ability to integrate acquired businesses into our operations and realize planned synergies, the extent to which acquired businesses are able to meet our expectations and operate profitably, changes in regulations (particularly environmental regulations) which could affect demand for products in the Process/Environmental Controls segment and unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation. In addition, we are subject to risks and uncertainties that affect the manufacturing sector generally including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward looking statements. We disclaim any duty to update any forward looking statements, all of which are expressly qualified by the foregoing.

      When used in this prospectus, the terms "Danaher," "we," "our" and "us" refer to Danaher Corporation and its consolidated subsidiaries, unless otherwise specified.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference         Northeast Regional Office  Midwest Regional Office
        Room                 7 World Trade Center     500 West Madison Street
 450 Fifth Street,                Suite 1300                Suite 1400
        N.W.               New York, New York 10048   Chicago, Illinois 60661
     Room 1024

  Washington, D.C.
       20549
      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Danaher, who file electronically with the SEC. The address of that site is www.sec.gov.

      You can also inspect reports, proxy statements and other information about Danaher at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Danaher has previously filed with the SEC. These documents contain important information about Danaher and its finances.

     Danaher SEC Filings (File No. 1-
     08089)                                              Period
     --------------------------------     -------------------------------------
     Quarterly Report on Form 10-Q        Quarterly period ended March 30, 2001

     Current Report on Form 8-K           Filed on January 22, 2001

     Annual Report on Form 10-K           Fiscal year ended December 31, 2000

     The description of Danaher common    Filed on November 3, 1986
     stock as set forth in its
     Registration Statement on Form 8-B,
     including all amendments and
     reports filed for the purpose of
     updating such description

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering shall also be deemed to be incorporated herein by reference.

      To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

          Danaher Corporation
          1250 24th Street, N.W.
          Washington, D.C. 20037
          Attention: Investor Relations
          (202) 828-0850

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                              DANAHER CORPORATION

      Danaher Corporation designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal segments: Process/Environmental Controls and Tools and Components. For the year ended December 31, 2000, the Process/Environmental Controls and Tools and Components segments comprised approximately 65% and 35% of net sales, respectively.

      Our Process/Environmental Controls segment consists of Hach Company, the Dr. Bruno Lange Group, McCrometer, Fluke Corporation, Fluke Networks, Veeder-Root Company, the Danaher Industrial Controls Group, the Danaher Motion Control Group (including the General Purpose Systems Division, the Motion Components Division and the Special Purpose Systems Division), the controls business units of Joslyn Corporation and Pacific Scientific, M&M Precision Systems, Cyberex, Current Technology, United Power Corporation, QualiTROL Corporation, Gems Sensors, Kollmorgen Artus, and Kollmorgen Electro-Optical. These companies produce and sell compact, professional electronic test tools; underground storage tank leak detection systems; motion, position, speed, temperature and level instruments and sensing devices; power switches and controls; communication line products; power protection products; liquid flow and quality measuring devices; quality assurance products and systems; safety devices; and electronic and mechanical counting and controlling devices. Our sales personnel and independent representatives distribute these products to original equipment manufacturers, distributors and other end-users.

      Our Tools and Components segment consists of the Danaher Hand Tool Group, including Special Markets, Professional Tool Division and Asian Tool Division, Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems Company, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest worldwide producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. These companies also manufacture tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

      We manage our two principal business segments with a management philosophy which we call the "Danaher Business System." The Danaher Business System is based on the following principles:

     .  continuous improvement, a concept embodied in the Japanese word
        "Kaizen";

     .  management process based on Policy Deployment;

     .  total associate involvement;

     .  performance measured by customer satisfaction; and

     .  enhanced profitability.

      The Danaher Business System approach uses customer satisfaction as a guideline for continuous improvements in quality, delivery, cost and growth within our businesses. We use the Policy Deployment management process to develop one-year operating plans that reflect our long-term strategic objectives and link major strategic objectives with specific support plans throughout the organization. The Danaher Business System's focus on associate involvement includes fostering a team working environment and encouraging personnel development and creativity. We measure our performance by customer satisfaction, gauged by improvements in quality, on-time delivery, cost position and service. Finally, the Danaher Business System focuses on enhancing our profitability to allow for long term growth. We began employing the Danaher Business System in 1988 and created an executive level function to train associates of existing and acquired businesses in 1992.

      Danaher Corporation was incorporated in the State of Delaware on October 3, 1986, and our principal executive offices are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037. In May 2001, our principal executive offices will move to 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, DC 20006- 1813. Our telephone number is (202) 828-0850.

      For additional information concerning Danaher, please see our Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information."

                SELECTED CONSOLIDATED FINANCIAL DATA OF DANAHER

      The following table contains selected consolidated financial data and certain operating information of Danaher. The consolidated financial statements and notes thereto for the years ended December 31, 1996 to 2000 were audited by Arthur Andersen LLP. The selected consolidated financial data was extracted from the consolidated financial statements for the years ended December 31, 1996 through 2000. The selected financial data for the three-month periods ended March 31, 2000 and March 30, 2001 has been derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Results for the three months ended March 30, 2001 are not necessarily indicative of the results to be expected for the full year. The financial information below is only a summary. It should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Danaher with the SEC. See "Where You Can Find More Information."

                                                                                  Three Months Ended
                                                                                -------------------------
                                     Year Ended December 31
                          ----------------------------------------------------  March 31,  March 30,
                            1996      1997      1998        1999        2000      2000       2001
                          --------  --------  --------    --------    --------  ---------  ---------
                                     (dollars in millions)                          (unaudited)
Income Statement Data:
Net sales:
  Tools and Components..  $1,103.4  $1,192.8  $1,294.5    $1,343.0    $1,335.8  $  347.4   $  281.1
  Process/Environmental
   Controls.............   1,248.8   1,426.3   1,752.6     1,854.2     2,442.0     520.4      724.2
                          --------  --------  --------    --------    --------  --------   --------
    Total net sales.....   2,352.2   2,619.1   3,047.1     3,197.2     3,777.8     867.8    1,005.3
Operating income:
  Tools and Components..     128.1     144.4     159.2       187.5       189.1      40.2       28.0
  Process/Environmental
   Controls.............     170.5     189.4     239.8       287.0       382.3      81.7      115.8
  Other.................     (14.2)    (14.5)    (14.9)      (16.5)      (19.3)     (4.3)     ( 5.4)
                          --------  --------  --------    --------    --------  --------   --------
    Total operating
     income.............     284.4     319.3     384.1       458.0       552.1     117.6      138.4
Income from continuing
 operations.............     166.5     188.6     192.2(1)    261.6(2)    324.2      71.6       82.6
Income from discontinued
 operation (3)..........      79.8        --        --          --          --        --         --
                          --------  --------  --------    --------    --------  --------   --------
Net income..............     246.3     188.6     192.2(1)    261.6(2)    324.2      71.6       82.6
Balance Sheet Data (at
 End of Period):
Working capital.........  $  272.5  $  285.5  $  230.5    $  493.3    $  455.8  $  321.1   $  871.7
Total assets............   2,148.9   2,264.7   2,840.9     3,047.1     4,031.7   3,205.6    4,509.4
Total debt..............     239.9     229.1     503.6       374.6       795.2     446.3    1,182.1
Shareholders' equity....   1,091.3   1,173.2   1,400.8     1,708.8     1,942.3   1,699.6    2,036.1
Other Data:
Capital expenditures....  $   62.9  $   96.9  $  101.6    $   88.9    $   88.5  $   15.0   $   21.1
Depreciation and
 amortization...........      86.3      98.3     114.5       126.4       149.7      35.0       43.6
Ratio of earnings to
 fixed charges(4).......       6.4       5.0       3.3         5.2         5.0       6.7        5.5
Total debt to total
 capitalization.........      18.0%     16.3%     26.4%       18.0%       29.0%     20.8%      36.7%

--------
(1) Includes $28.6 million in after-tax costs ($0.20 per share) from the merger with Fluke Corporation.
(2) Includes $9.8 million in after-tax costs ($0.07 per share) from the merger with the Hach Company.

(3) 1996 reflects the gain on the sale of the Fayette Tubular Products
    Division.
(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of net income. Fixed charges consist of interest and rent expenses.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Danaher's common stock is listed and traded on the New York Stock Exchange. The following table sets forth the high and low sales prices per share of Danaher common stock on the New York Stock Exchange as reported on the NYSE Composite Tape, and the dividends paid on such shares, for the quarterly periods presented below.

                                                 Danaher
                                              Common Stock
                                              ------------------      Dividends
                                               High        Low        Per Share
                                              ------      ------      ---------
   1999:
   First Quarter............................. $   55      $  46 3/8    $0.015
   Second Quarter............................     69         51 3/8     0.015
   Third Quarter.............................    62 5/8      47 1/2     0.015
   Fourth Quarter............................    54 3/8      42 3/4     0.015
   2000:
   First Quarter............................. $  51 1/4   $  36 7/16   $0.015
   Second Quarter............................    58 5/16     46 13/16   0.015
   Third Quarter.............................    56 3/4      45 3/16    0.02
   Fourth Quarter............................    69 13/16     49        0.02
   2001:
   First Quarter.............................   $68 11/16 $  52 13/64  $0.02
   Second Quarter (through May 1, 2001)...... $  59 3/64  $  51 33/64

      The payment of dividends by Danaher in the future will be determined by Danaher's board of directors and will depend on business conditions, Danaher's financial condition and earnings and other factors.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

      This prospectus relates to the offering by Mitchell P. Rales of up to 2,500,000 shares of our common stock and by Steven M. Rales of up to 2,500,000 shares of our common stock. Mitchell P. Rales has been a director of Danaher since 1984 and Chairman of the Executive Committee since 1990. Steven M. Rales has been Chairman of the Board of Danaher since 1984. The following table sets forth information about the selling stockholders.

                                  Shares
                               Beneficially        Shares             Shares       Percentage of Shares
                              Owned Prior to     to be Sold     Beneficially Owned  Beneficially Owned
     Selling Stockholders      the Offering  in the Offering(2) After Offering(3)   After Offering(3)
     --------------------     -------------- ------------------ ------------------ --------------------
     Mitchell P. Rales(1)....   39,398,277       2,500,000          36,898,277             25.8%
     Steven M. Rales(1)......   41,074,638       2,500,000          38,574,638             26.9

--------
(1) The aggregate holdings for Steven Rales and Mitchell Rales include (i) all of the 37,064,888 shares of Company Common Stock owned by Equity Group Holdings LLC, Equity Group Holdings II LLC, and Equity Group Holdings III LLC, of which Steven Rales and Mitchell Rales are the only members, and
    (ii) 4,009,750 and 2,333,389 shares of common stock owned directly or through the Danaher 401(k) Plan by Steven Rales and Mitchell Rales, respectively. Steven and Mitchell Rales each disclaim beneficial ownership of those shares of common stock that are owned directly or through the Danaher 401(k) Plan by the other. Together, Steven and Mitchell Rales beneficially own 43,408,027 shares, or 30.3% of common shares outstanding. Their business address, and that of Equity Group Holdings LLC, Equity Group Holdings II LLC, and Equity Group Holdings III LLC, is 1250 24th Street, N.W., Washington, D.C. 20037. In May 2001, the business address of these persons will move to 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, DC 20006-1813.

(2) Does not include an additional 375,000 shares which each of the selling stockholders (750,000 shares in the aggregate) has agreed to sell to the underwriters if the underwriters exercise their over-allotment option, which is described further below under "Underwriting."

(3) Assumes no exercise of the underwriters' over-allotment option. In the event the over-allotment option is exercised in full by the underwriters, Mitchell Rales will beneficially own 36,523,277 shares, or 25.5% of common shares outstanding and Steven Rales will beneficially own 38,199,638 shares, or 26.7% of common shares outstanding.

                                  UNDERWRITING

General

      The selling stockholders intend to offer the shares of common stock in the United States and Canada through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to certain conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from them, the number of shares of common stock offered set forth opposite its name below:

                                                                        Number
         Underwriters                                                  of Shares
         ------------                                                  ---------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...........................................
      Lehman Brothers Inc.............................................
      Bear, Stearns & Co. Inc.........................................
      J.P. Morgan Securities Inc......................................
      Salomon Smith Barney Inc........................................
                                                                        ------
           Total......................................................
                                                                        ======

      The several underwriters have agreed to purchase all of the shares of common stock being sold under the terms of the purchase agreement if any of these shares are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

      Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on a Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site relating to this offering is not a part of this prospectus.

      The several underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

      The representative has advised us that the underwriters propose initially to offer the shares of common stock to the public at the offering price on the cover page of this prospectus and to dealers at that price less a concession
not in excess of $    per share of common stock. The underwriters may allow,
and dealers may reallow, a discount not in excess of $    per share to certain
other dealers. After the initial public offering, the public offering price, concession and discount may change.

      The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to the selling stockholders.

                                                    Per                  With
                                                   Share Without Option Option
                                                   ----- -------------- ------
     Public offering price........................   $
     Underwriting discount........................   $
     Proceeds, before expenses, to the selling
      stockholders................................   $

      The expenses of the offering, not including the underwriting discount, are estimated at $145,000 and are payable by the selling stockholders.

      Some of the underwriters or their affiliates, from time to time, have performed and continue to perform investment banking and other financial services for us for which they receive and will continue to receive customary compensation.

Over-allotment Option

      The selling stockholders have granted an option to the underwriters to purchase up to an aggregate of 750,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option for 30 days after the date of this prospectus solely to cover over-allotments.

No Sales of Similar Securities

      We and the selling stockholders have agreed not to sell or transfer any common stock for 90 days after the date of this prospectus, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters. Specifically, we and the selling stockholders have agreed not to directly or indirectly:

     .  offer, pledge, sell or contract to sell any common stock;

     .  sell any option or contract to purchase any common stock;

     .  purchase any option or contract to sell any common stock;

     . grant any option, right or warrant for the sale of any common stock;

     .  lend or otherwise dispose of or transfer any common stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This lockup provision does not apply to securities issued pursuant to existing reservations, agreements and incentive stock plans and securities issued as consideration pursuant to acquisitions, including in each case securities convertible into our common stock.

New York Stock Exchange and Pacific Stock Exchange Listing

      The shares trade on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "DHR."

Price Stabilization, Short Positions

      Until the distribution of the common stock is completed, Securities and Exchange Commission rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short term position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      The legal validity of the Danaher common stock being offered by the selling stockholders in this prospectus will be passed upon for the selling stockholders by Hogan & Hartson L.L.P., Baltimore, Maryland, counsel to the selling stockholders. Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for the underwriters by Shearman & Sterling. Walter G. Lohr, Jr., a director of Danaher, is a partner of Hogan & Hartson L.L.P. and beneficially owns approximately 170,000 shares of Danaher's common stock. Wilmer, Cutler & Pickering, Washington, DC, counsel to Danaher, will pass upon certain legal matters on behalf of Danaher.

                                    EXPERTS

      The consolidated financial statements of Danaher as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in Danaher's Annual Report on Form 10-K filed on March 27, 2001 and incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report appearing in the Form 10-K and incorporated by reference in this document. The consolidated financial statements referred to above have been incorporated herein in reliance on said reports given on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 Shares

                         [LOGO OF DANAHER CORPORATION]

                                  Common Stock

                            -----------------------

                              P R O S P E C T U S
                            -----------------------

                            Merrill Lynch & Co.

                              Lehman Brothers

                         Bear, Stearns & Co. Inc.

                                 JPMorgan

                           Salomon Smith Barney

                                May 2, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

     SEC registration fee............................................. $ 80,000
     Accounting fees and expenses.....................................   20,000
     Legal fees and expenses..........................................   25,000
     Blue Sky fees and expenses (including counsel fees)..............    1,000
     Printing and engraving expenses..................................    9,000
     Transfer agent's and registrar's fees and expenses...............    5,000
     Miscellaneous expenses, including Listing Fees...................    5,000
                                                                       --------
       Total.......................................................... $145,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

      Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Article Ten of Danaher's Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher's Bylaws provides that Danaher will indemnify directors, officers, employees or agents of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conducts was unlawful. For derivative claims, Article Eight of Danaher's Bylaws provides that Danaher will indemnify directors, officers, employees or agents of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits:

     Exhibit
     Number  Description
     ------- -----------
       1.1   Form of Purchase Agreement (to be filed by amendment)
       5.1   Opinion of Hogan & Hartson L.L.P. (to be filed by amendment)
      23.1   Consent of Arthur Andersen L.L.P. (filed herewith)
      23.2   Consent of Hogan & Hartson L.L.P. (to be filed by amendment)
      24     Powers of Attorney (previously filed)

Item 17. Undertakings.

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on May 2, 2001.

                                          DANAHER CORPORATION

                                                  /s/ Patrick W. Allender
                                          By: _________________________________
                                                    Patrick W. Allender

                                              Executive Vice President     ,
                                                Chief Financial Officer and
                                                         Secretary


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                               /s/ H. Lawrence Culp, Jr.
Date: May 2, 2001                         By: _________________________________
                                               H. Lawrence Culp, Jr. Director,
                                               President and Chief Executive
                                               Officer (Principal Executive
                                                       Officer)


                                                  /s/ Patrick W. Allender
Date: May 2, 2001                         By: _________________________________
                                            Patrick W. Allender Executive Vice
                                            President, Chief Financial Officer
                                                       and Secretary
                                               (Principal Financial Officer)

Date: May 2, 2001                            /s/ Christopher C. McMahon*
                                          By: _________________________________
                                                Christopher C. McMahon Vice
                                                 President and Controller
                                               (Principal Accounting Officer)

Date: May 2, 2001                               /s/ Mortimer M. Caplin*
                                          By: _________________________________
                                                Mortimer M. Caplin Director

Date: May 2, 2001                               /s/ Donald J. Ehrlich*
                                          By: _________________________________
                                                Donald J. Ehrlich Director

                                                /s/ Mitchell P. Rales*
Date: May 2, 2001                         By: _________________________________
                                              Mitchell P. Rales Director and
                                                      Chairman of the
                                                    Executive Committee

                                                 /s/ Steven M. Rales*
Date: May 2, 2001                         By: _________________________________
                                               Steven M. Rales Director and
                                                   Chairman of the Board

                                               /s/ Walter G. Lohr, Jr.*
Date: May 2, 2001                         By: _________________________________
                                               Walter G. Lohr, Jr. Director

                                                  /s/ Alan G. Spoon*
Date: May 2, 2001                         By: _________________________________
                                                  Alan G. Spoon Director

                                            /s/ A. Emmet Stephenson, Jr.*
Date: May 2, 2001                         By: _________________________________
                                             A. Emmet Stephenson, Jr. Director

*pursuant to power of attorney
  /s/ Patrick W. Allender
By: ____________________
  Patrick W. Allender Attorney-in-Fact